Exhibit 10.7

THIS BRAND LICENSE AGREEMENT is dated December 2, 2024 (this “Agreement”).

PARTIES

(1)	INFORMA GROUP LIMITED, incorporated and registered in England and Wales with company number 03099067 whose registered office is at 5 Howick Place London (the “Licensor”); and

(2)	TECHTARGET, INC., a Delaware corporation, headquartered at 275 Grove Street, Newton, MA 02466 (the “Licensee”), each a “Party” and together the “Parties”.

RECITALS

(A)

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 10, 2024 (the “Merger Agreement”), by and among TechTarget, Inc., Licensee, Toro Acquisition Sub LLC, Informa PLC, Informa US Holdings Limited, and Informa Intrepid Holdings Inc., at a closing held on the date hereof, among other things Informa US Holdings Limited contributed all of the issued and outstanding shares of capital stock of Informa Intrepid Holdings Inc., plus cash, to Toro CombineCo, Inc. (“ComebineCo”), in exchange for shares of CombineCo Common Stock;

(B)

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Licensor wishes to grant a limited license to the Licensee to use the Licensed IP (as defined below) subject to and upon the terms and conditions of this Agreement; and

(C)	WHEREAS, the execution and delivery of this Agreement at the Closing is required by the Merger Agreement.

(D)

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement. For purposes of this Agreement, the following definitions and rules of interpretation apply:

1.1	Definitions:

1.1.1	.

1.1.2	Commencement Date: means the date specified at the top of this Agreement.

1.1.3

Confidential Information: means any non-public information that is designated as “confidential” by the disclosing Party or that should reasonably be considered to be confidential under the circumstances surrounding disclosure. Confidential Information includes the terms of this Agreement. Confidential Information does not include any information that: (a) was previously known to the receiving Party; (b) is received from a third Party without similar restriction; (c) is or becomes publicly available other than through breach of this Agreement or wrongful act of a third Party; or (d) is independently developed by the receiving Party without the use of the other Party’s Confidential Information.

1.1.4	Licensed IP: means INFORMA, as a trade mark, including any registrations thereof and common law rights therein that are owned by Licensor, to be used solely as part of the name “Informa TechTarget” .

1.1.5

IPRs: means (a) patents, designs, trade marks, trade names, copyright and related rights, database rights, knowhow and confidential information (whether registered or unregistered); (b) all other intellectual property rights and similar or equivalent rights anywhere in the world which currently exist or are recognised in the future; and (c) applications, extensions and renewals in relation to any such rights.

1.1.6	Permitted Recipient: means each of the Parties’ professional advisers, or a relevant regulator, or any other third Party as may be agreed by the Parties in writing from time to time.

1.1.7	Permitted Use: means using the Licensed IP to co-brand the permitted business activities of Licensee .

1.1.8	Territory: means global.

2.	GRANT OF LICENSE

2.1

Subject to and upon the terms and conditions of this Agreement, the Licensor, on behalf of itself and its Affiliates, hereby grants to the Licensee during the Term a non-exclusive, fully paid, royalty-free, non-sublicensable, non-transferrable license to use the Licensed IP solely in connection with the Permitted Use in the Territory.

2.2

Notwithstanding the foregoing, the licenses and rights granted by Licensor herein do not include the right to, and Licensee shall not, use or sublicense the Licensed IP (or any name that is derivative of or confusingly similar thereto) as or in a corporate name, fictitious name, trade name, domain name or the like, except as expressly permitted hereunder.

2.3

Except as expressly provided in this Agreement, nothing shall operate to grant the Licensee, and the Licensee shall not apply for or obtain, any other rights in or in relation to the Licensed IP (or any name that is derivative of or confusingly similar thereto) in any country.

3.	LICENSEE’S OBLIGATIONS

3.1	The Licensee undertakes to the Licensor not to use the Licensed IP otherwise than in accordance with the terms of this Agreement.

3.2	The Licensee undertakes not to commit or omit any act or pursue any course of conduct, during the Term, which might tend to:

3.2.1	bring the Licensor or the Licensed IP into disrepute;

3.2.2	damage the goodwill or reputation of the Licensor or that attaching to the Licensed IP;

3.2.3	prejudice the validity or enforceability of any IPRs in the Licensed IP;

3.2.4	damage or reduce the value of the Licensed IP;

3.2.5	dilute or reduce the value or strength of the Licensed IP; or

3.2.6	distort or damage the image associated with the Licensed IP.

3.3

Licensor has the right to provide, and Licensee shall comply with, such quality control standards and procedures and directions as to the form and manner in which the Licensed IP are used as may be reasonably necessary to ensure the quality of the Licensed IP and to protect the validity and goodwill of the Licensed IP. Licensor (by itself or through its authorized agent) reserves the right to review Licensee’s advertising, promotional and any other materials using the Licensed IP, all for the purpose of ensuring that the nature and quality of goods and services and use of the Licensed IP are maintained as required herein. Licensee shall comply strictly with the directions of Licensor regarding the form and manner of the application of the Licensed IP.

3.4	Save as provided in clause 2.1, no other trade mark, logo, company name, trade name or the like may be affixed or used in proximity to the Licensed IP.

3.5	The Licensee undertakes to comply with all applicable laws, regulations and decisions of any relevant court, tribunal, regulatory body or ombudsman from time to time.

4.	OWNERSHIP

4.1

The Licensee acknowledges and agrees that as between the Parties, and subject to the rights granted under this Agreement, all rights and interest in and title to the Licensed IP, and any goodwill accruing from the use of the Licensed IP shall vest in, and inure to the benefit of, the Licensor. Notwithstanding the foregoing, the Licensee shall on request of the Licensor assign any goodwill in the Licensed IP to the Licensor (or its designee).

5.	GOVERNANCE

5.1

Promptly following the Effective Date, the Parties shall establish a joint steering committee (the “Steering Committee”) in accordance with this Section 5 that shall monitor oversee, coordinate, manage and provide strategic oversight of the activities under this Agreement. The Steering Committee shall not have any authority or competency to operate or make decisions or recommendations beyond its remit.

5.2

The Steering Committee shall meet at such times as are agreed to by the Steering Committee members, but at least four (4) times per year. At such meetings, the Parties shall discuss the progress and status of the performance of the Parties’ respective business activities and co-branding of the same. Such meetings may be held in person or by means of telecommunication (telephone, video, or web conferences) at a mutually agreed time and place. The first meeting shall take place within thirty (30) days after the Effective Date. Each Party shall be solely responsible for its own members’ fees and expenses relating to attending and participating in each Steering Committee meeting.

5.3

Each Party shall initially appoint up to two (2) representatives (or their designees) to the Steering Committee, all of whom will have sufficient seniority within the applicable Party to make decisions arising within the scope of the Steering Committee responsibilities. Each Party may replace its Steering Committee representatives at any time upon written notice to the other Party. The Steering Committee shall have a chairperson, who shall serve for a term of one (1) year, and who shall be selected alternately, on an annual basis, by Informa or TechTarget. The initial chairperson shall be selected by TechTarget. The role of the chairperson shall be to (i) convene and preside at meetings of the Steering Committee and (ii) prepare and circulate draft minutes from each Steering Committee meeting to the Steering Committee members. The chairperson shall send such draft minutes to all Steering Committee members for review and approval within seven (7) days after each meeting. Minutes shall be deemed approved unless any Steering Committee member objects to the accuracy of such minutes by providing written notice to the other Steering Committee members within fourteen (14) days after receipt of the minutes. In the event that any such objection is not resolved by the Steering Committee, such minutes shall be amended to reflect such unresolved dispute. Other than as provided in this Section 2.3(c), the chairperson shall have no additional powers or rights beyond those held by the other Steering Committee representatives.

5.4

The Steering Committee shall make decisions by consensus. If the Steering Committee, is unable to reach a unanimous decision on an issue before it within ten (10) Business Days (or no more than five (5) Business Days if reasonably required due to urgency) after it has met and attempted to reach such decision, the issue shall be brought to the CEO of TechTarget and the CEO (or most senior executive) of the Informa Festivals division or subsequent division (each Party’s officer, the “Dispute Officer”) to attempt to reach consensus with respect to such issue. If the Dispute Officers cannot reach an agreement within thirty (30) days of such escalation, the Party that is incurring the larger financial burden with respect to the specific issue in disagreement will have the final decision; provided, however, that any such decision will not result in an increase of the other Party’s financial burden.

6.	LICENSED IP – MAINTENANCE AND ENFORCEMENT

6.1

The Parties acknowledge that the trade mark laws of some countries contain a requirement that a trade mark license must be recorded, or the Licensee must be recorded as a registered user, against the applicable registered trade mark at the trade mark registry (“Recordal”). Where the Licensor wishes to apply for Recordal of the Licensed IP in any country (whether because it is mandatory, or recommended by Licensor’s external trade mark counsel or otherwise desirable to do so), the Licensee shall assist the Licensor with any necessary formalities relating to the Recordal. Where Licensor has not applied for Recordal and Licensee desires to do to, Licensee shall be entitled to apply for Recordal itself at its cost (provided Licensor has given its prior written consent). The costs of any other Recordal shall be borne by the Licensor, provided that in each case the Licensee shall bear its own costs for providing necessary assistance to the Licensor. The terms of this Clause 5.1 shall also apply in relation to the maintenance of any Recordal or any requirement to record a change to, or the expiry or termination of, this Agreement.

6.2	Subject to Clause 5.1, the costs and expenses of the maintenance, registration and recording (as applicable) of the Licensed IP shall be at the election of and for the account of the Licensor.

7.	INFRINGEMENT

7.1

The Licensee shall notify the Licensor as soon as practicable after it becomes aware of any actual, threatened or suspected infringement of any IPRs in the Licensed IP. The notification shall be in writing and contain, as far as possible, full particulars of the actual, threatened or suspected infringement.

7.2

If the Licensee becomes aware that any other person or entity alleges that any IPRs in relation to the Licensed IP are invalid or that the use of the Licensed IP infringes any rights of another party or that the Licensed IP is otherwise attacked or vulnerable to attack, the Licensee shall immediately give the Licensor full particulars in writing thereof and shall make no comment or admission to any third party in respect thereof.

7.3

The Licensor shall have the conduct of all proceedings relating to the Licensed IP and shall at its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of any IPRs in the Licensed IP or any other claim or counterclaim brought or threatened in respect of use or registration (as applicable) of the Licensed IP (and to retain any damages awarded). The Licensee shall not be entitled to bring any action or be joined in any action for infringement and the Licensor shall not be obliged to bring or defend any proceedings in relation to the Licensed IP if it decides in its sole discretion not to do so.

7.4

The Licensee shall at the request of the Licensor give full cooperation to the Licensor in any action, claim or proceedings brought or threatened in respect of the Licensed IP and the Licensor shall meet any reasonable expenses incurred by the Licensee in giving such assistance.

8.	CONFIDENTIALITY

Each Party will use the Confidential Information of the other Party only to exercise its rights and perform its obligations under this Agreement. Neither Party will disclose Confidential Information of the other Party to any third Party except to: Permitted Recipients that are subject to substantially similar confidentiality requirements; or, to the extent specifically required by public authorities, pursuant to applicable laws and regulations. The receiving Party shall use commercially reasonable efforts to oppose such requests for disclosure where there are reasonable grounds for doing so, and to seek protection or continued confidential treatment of the information.

9.	TERM AND TERMINATION

9.1	This Agreement shall commence on the Commencement Date and shall continue in effect until terminated in accordance with Section 8.2 (the “Term”).

9.2	Either party may terminate this Agreement:

9.2.1

For its convenience upon six (6) months’ notice to the other party at any time following the date on which Licensor ceases to be the owner, directly or indirectly, of at least forty percent (40%) of the outstanding shares of Licensee;

9.2.2

Licensor may terminate this Agreement immediately upon notice to Licensee in the event that Licensee materially breaches its obligations under this Agreement in a way that causes irreparable harm to the Informa brand, as reasonably determined by Licensor; and

9.2.3

Licensor may terminate this Agreement upon notice to Licensee in the event that Licensee materially breaches its obligations under this Agreement in a way that causes material harm to the Informa brand, as reasonably determined by Licensor, if Licensee does not remedy such breach within ninety (90) days following Licensee’s receipt of notice of such breach.

9.3	Upon termination or expiry of this Agreement for any reason:

9.3.1	the licence granted to Licensee to use the Licensed IP under this Agreement shall immediately cease and the Licensee shall cease all use of the Licensed IP;

9.3.2	Licensee shall not undertake any activities or business whatsoever under a name which is the same as, includes, or is confusingly similar to, the Licensed IP; and

9.3.3	Licensee shall cooperate in good faith with Licensor to cancel each Recordal(s).

9.4

Notwithstanding anything to the contrary in Section 9.3, following any termination or expiry of this Agreement, for a period of sixty (60) days or such other period as may be reasonably agreed by the Parties, except in the case of termination as a result of Section 9.2.2 or 9.2.3, then such period shall be thirty (30) days, Licensee shall be permitted to wind-down the use of the Licensed Trademarks, including, without limitation, notifying customers about the impending end of the co-branding and removal of all uses of the Licensed IP that are within Licensee’s possession or control. Licensee will not be required to recall, modify or destroy printed materials containing the Licensed IP that have been distributed to third parties as of the effective date of termination.

9.5

Termination or expiry of this Agreement (for whatever reason) shall not affect (i) the validity or enforceability of any of the terms and conditions of this Agreement intended to have continuing effect, or (ii) the accrued rights of the Parties arising in any way out of this Agreement at the date of termination.

10.	ASSIGNMENT

10.1

Licensee shall not assign its rights nor delegate its obligations under this Agreement, by operation of law or otherwise, and any such attempted assignment or delegation shall be void ab initio. Licensor may make such an assignment or delegation, in whole or in part, without Licensee’s consent, provided that in the event of such assignment or delegation, the Licensee’s rights under this Agreement remain unaffected and the assignee or transferee expressly undertakes to be bound by the terms of this Agreement.

11.	VARIATION

No variation of this Agreement shall be effective unless it is in writing, referencing this Agreement, and signed by the Parties (or their authorised representatives).

12.	GOVERNING LAW

This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with English law.

13.	EQUITABLE RELIEF

Each Party acknowledges and agrees that damages alone would not be an adequate remedy for a breach of this Agreement and that each party shall be entitled to seek the remedies of injunction, specific performance and other relief for any threatened or actual breach of this Agreement under applicable law.

14.	JURISDICTION

Each Party irrevocably agrees that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims arising out of or in connection with this Agreement or its subject matter or formation).

[Signature Page on following page.]

This Agreement has been entered into on the date stated at the beginning of it.

Signed by:	Simon Bane	/s/ Simon Bane
Position: Deputy Group General Counsel for and on behalf of Informa Group Limited		Authorised Signatory

Signed by:	Daniel T. Noreck	/s/ Daniel T. Noreck
Position: Chief Financial Officer and Treasurer for and on behalf of TechTarget, Inc.		Authorised Signatory

Signature Page to Brand License Agreement